Exhibit 99.1

Media:	Molly Boyd
(713) 627-5923
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	March 4, 2008

Spectra Energy Enters into Agreement to take Spectra Energy Income Fund

Private at CDN $11.25 per Unit in Cash

HOUSTON – Spectra Energy (NYSE: SE) today announced that its wholly-owned subsidiary, Westcoast Energy Inc. (WEI), has entered into an agreement with Spectra Energy Income Fund (TSX:SP.UN), (the Fund), by which WEI has agreed to purchase all of the outstanding units of the Fund at a purchase price of CDN $11.25 per unit, payable in cash.

Spectra Energy currently owns, indirectly through WEI, approximately 46 percent of the Fund. There are currently approximately 24.4 million Fund units held by holders other than Spectra Energy and its affiliates, representing a value of CDN $274 million in cash based on the CDN $11.25 per unit purchase price.

“This transaction represents value for our shareholders, and we expect it to be accretive to Spectra Energy’s 2009 earnings per share by approximately $0.01,” commented Fred Fowler, President and Chief Executive officer of Spectra Energy. “Given the significant negative changes in the Canadian income trust environment, and the costs of being a public entity, we believe that the proposed transaction is in the best interest of Spectra Energy’s shareholders,” said Fowler.

The transaction is expected to be funded with debt issued through Westcoast Energy Inc.

The closing of the transaction is subject to approval of at least a majority of the Fund’s units held by persons other than Spectra Energy and its affiliates, and receipt of required regulatory approvals. The transaction is expected to close in the second quarter, 2008. TD Securities Inc. is acting as the financial advisor to Spectra Energy in connection with the transaction.

Spectra Energy Corp (NYSE: SE) is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 18,000 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.

Forward-Looking Statements:

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events. This release includes forward-looking statements concerning the outcome of pending transactions and the impact from such transactions on our results of operations. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements, including the timing and receipt of required unitholder and regulatory approvals. Other factors that could affect our forward-looking statements, are described in our Form 10-K, filed with the Securities and Exchange Commission, and other filings that we make with the SEC, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

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